Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus Supplement dated October 2, 2020, of our report dated March 31, 2020, with respect to the financial statements of Qualigen Therapeutics, Inc. (formerly known as “Ritter Pharmaceuticals, Inc.”) as of December 31, 2019 and 2018 and for each of the two years then ended (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern).

/s/ Mayer Hoffman McCann P.C.

Los Angeles, CA

October 2, 2020